Exhibit 99.2

Frank:

Good afternoon. I’m Frank Harrison, the Chief Executive Officer of Bronco Drilling. Joining me on this call is Zac Graves, our Chief Financial Officer.

We want to talk to you today about an exciting recent development for our company. As I’m sure you have already seen from our press release, last Friday we entered into a purchase and sale agreement to acquire the assets of Thomas Drilling Co., for a cash consideration of $68 million. This includes 13 rigs as well as an inventory of rig parts and components. We anticipate that the acquisition will close within the next 30 days.

I want to give you all an overview of the 13 rigs to be acquired:

•	9 of these rigs are currently operating; 2 are being refurbished, and 2 are held in inventory.

•	The horsepower of the operating rigs and rigs being refurbished range from 800 to 1,100 with the inventoried rigs ranging from 325 to 650 horsepower.

•	Of the 9 operating rigs, none are currently on a long term contract. Three are currently working in Texas and 6 are working in our core operating area of Southern and Central Oklahoma.

We intend to retain the experienced rig crews and rig supervisors of Thomas. All of the Thomas crews have agreed to stay with their rigs and join the Bronco team. Also joining the Bronco team from Thomas is an experienced rig refurbishment supervisor and his crew which will further strengthen our rig refurbishment program. We are also entering into a lease for the Thomas rig refurbishment yard in Duncan, Oklahoma, for a term of up to one year which we intend on using to refurbish the inventoried Thomas rigs.

When this acquisition closes, Bronco will have an operating rig fleet of 25 rigs and an inventory of 25 rigs which we plan on refurbishing.

This acquisition makes strategic sense for Bronco Drilling. The logic behind the deal is simple:

•	We are bullish on the land drilling market, and by acquiring 9 operating rigs, we are expanding our leverage to the market.

•	Additionally, this acquisition will introduce Bronco to the strong East Texas Barnett Shale drilling market. We believe that a significant portion of our fleet of rigs are very well suited to the drilling conditions in the Barnett Shale, and this will give us entry into the marketplace.

•	In addition, Thomas Drilling’s inventory of rig parts and components further adds to our existing extensive inventory, providing us option value on building additional rigs in the future.

•	Our addition of an experienced refurbishment supervisor and crew upon closing of this acquisition will expand our rig refurbishment capabilities.

Now, I want to turn the call over to Zac, who will talk about the financial aspects of the transaction.

Zac:

Thanks Frank. I am very excited about this acquisition, from both a financial and strategic standpoint. We believe that the economics of the Thomas Drilling acquisition are compelling.

As Frank said, 9 of the rigs are currently operating, all on a well-to-well basis, at day rates ranging from $12,500 to $15,750. Two of the rigs are being refurbished, and two are held in inventory. Our immediate plan is to refurbish two of these rigs, and anticipate incremental capex of around $2 million to bring them both into service. We believe that both rigs will be completed by the end of the 1st quarter of 2006. With the 11 rigs running, we estimate this will give us an additional 45 to 50 cents in earnings per share in 2006.

We believe that the day rates and cash margins that we will see going forward with these rigs will be similar to our current fleet average.

As Frank mentioned, the purchase price is $68 million. Currently, we have approximately $38 million in cash remaining from the net proceeds of our initial public offering after retiring approximately $40 million of debt. We intend to fund the purchase price for the Thomas acquisition with cash on hand and borrowings under a new credit facility, which we intend to enter into this week.

I want to thank you all for joining us today, and will now turn the call back to the operator to take your questions. Operator, please open the line for questions.

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